Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

GS Finance Corp. $2,000,000 Fixed Rate iShares® MSCI India ETF Performance-Linked Notes due 2027 guaranteed by The Goldman Sachs Group, Inc.

The notes will pay interest at a rate of 1.50% per annum on each interest payment date (the 23rd day of each February and August, commencing in February 2025 and ending on the stated maturity date (August 23, 2027)).

At maturity, in addition to any accrued and unpaid interest, for each $1,000 face amount of your notes you will receive an amount in cash equal to the greater of (i) the exchange value of the iShares® MSCI India ETF (ETF) and (ii) $1,000.

The return on your notes is linked to the performance of the ETF, and not to that of the MSCI India Index on which the ETF is based.

The exchange value of the ETF will be calculated on the determination date (August 16, 2027) and will equal the product of the volume-weighted average price (VWAP) of one share of the ETF on the determination date times the exchange rate, subject to any adjustments as described elsewhere in this prospectus supplement. The exchange rate is 17.8146, which is the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the product of (a) 1.0138 times (b) the initial ETF price of $55.3696.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $1,084.8 per $1,000 face amount, which is less than the original issue price. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	August 21, 2024	Original issue price:	110% of the face amount
Underwriting discount:	0% of the face amount	Net proceeds to the issuer:	110% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Supplement No. 15,721 dated August 14, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $1,084.8 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $15.2 per $1,000 face amount).

Prior to November 14, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through November 13, 2024). On and after November 14, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

• Prospectus supplement dated February 13, 2023

• Prospectus dated February 13, 2023

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-21. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Issuer: GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the performance of the ETF

ETF: the iShares® MSCI India ETF (Bloomberg symbol, “INDA UF Equity”)

Underlying index: with respect to the iShares® MSCI India ETF, the MSCI India Index

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount equal to $1,000; $2,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount” on page S-10 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin llp that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes in excess of the interest payments. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, in addition to any accrued and unpaid interest, we will pay you on the stated maturity date an amount in cash equal to the greater of (i) the exchange value and (ii) $1,000

Interest rate: 1.50% per annum

Interest payment dates: the 23rd day of each February and August, commencing in February 2025 and ending on the stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes — Interest Payments” on page S-22

Interest periods: semi-annually; each period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date (or, in the case of the final interest period, the stated maturity date)

Exchange value: the product of the VWAP of one share of the ETF on the determination date times the exchange rate, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-23

Exchange rate: 17.8146, which is the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S- 23

Initial ETF price: $55.3696, which is an intra-day price or the closing price of the ETF on the trade date

Threshold price: the product of (i) 1.0138 times (ii) the initial ETF price

Volume-weighted average price (VWAP): on any trading day, the per share volume-weighted average price of the ETF (or such other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg page INDA US <Equity> AQR (or its equivalent successor if such page is not available, or the Bloomberg page for any other such security) calculated on the basis of trades executed on the composite exchanges in respect of the period from the scheduled open of trading until the scheduled close of trading of the regular trading session (including any extensions thereof) of the primary exchange on such trading day, without regard to after-hours trading or any trading outside the regular trading session, or, if such volume-weighted average price is unavailable, the market value of one share of the ETF (or such other security) on such trading day as determined by the calculation agent in good faith in a commercially reasonable manner, using a volume-weighted average price method, if practicable.

Composite exchanges: all U.S. exchanges on which the ETF trades

Trade date: August 14, 2024

Original issue date (settlement date): August 21, 2024

Determination date: August 16, 2027, subject to adjustment as described under “Specific Terms of Your Notes — Determination Date” on page S-22

Stated maturity date: August 23, 2027, subject to adjustment as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-22

Closing price: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-27

Regular cash dividends: in addition to the other anti-dilution adjustments to the exchange rate described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-23, we will adjust the exchange rate for increased and decreased regular cash dividends relative to the applicable dividend reference amount for the applicable dividend period as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Regular Cash Dividends” on page S-25

Dividend periods and dividend reference amounts: The dividend periods and related dividend reference amounts will be as follows:

Dividend Periods	Dividend Reference Amounts
From but excluding Trade Date to and including March 31, 2025	$0.08
From but excluding March 31, 2025 to and including September 30, 2025	$0.08
From but excluding September 30, 2025 to and including March 31, 2026	$0.08
From but excluding March 31, 2026 to and including September 30, 2026	$0.08
From but excluding September 30, 2026 to and including March 31, 2027	$0.08
From but excluding March 31, 2027 to and including the Determination Date	$0.08

No redemption: the notes will not be subject to redemption right or price dependent redemption right

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

CUSIP no.: 40058ESE7

ISIN no.: US40058ESE76

Day count convention: 30/360 (ISDA)

Business day convention: following unadjusted; as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions” on page 24 of the accompanying prospectus, as supplemented by the description under “Specific Terms of Your Notes — Interest Payments” on page S-22 of this prospectus supplement.

Regular record dates: for interest due on an interest payment date, the business day immediately preceding such interest payment date (as such payment date may be adjusted)

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Business day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-27

Trading day: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-27

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical VWAPs of one share of the ETF on the determination date could have on the cash settlement amount at maturity assuming that all other variables remain constant.

The hypothetical examples below are based on a range of VWAPs of one share of the ETF that are entirely hypothetical; no one can predict what the VWAP of one share of the ETF will be on any day throughout the life of your notes, and no one can predict what the VWAP of one share of the ETF will be on the determination date. The VWAP of one share of the ETF has been highly volatile — meaning that the VWAP of one share of the ETF has changed considerably in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the ETF, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement. The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Exchange rate	the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price, which quotient is 17.8146
Threshold price	the product of (i) 1.0138 times (ii) the initial ETF price
Initial ETF price	$55.3696
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the ETF, any of the ETF stocks, policies of the ETF’s investment advisor or the method by which the sponsor of the ETF’s underlying index calculates its underlying index or the exchange rate

The effect of any accrued and unpaid interest has been excluded
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the ETF over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical performance of the ETF shown elsewhere in this prospectus supplement. For information about the VWAP of one share of the ETF during recent periods, see “The ETF — Historical VWAP of One Share of the ETF” below. Before investing in the notes, you should consult publicly available information to determine the VWAPs of one share of the ETF between the date of this prospectus supplement and the date of your purchase of the notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the ETF.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the ETF.

The values in the left column of the table below represent hypothetical VWAPs of one share of the ETF on the determination date, expressed as percentages of the initial ETF price. The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical VWAP of one share of the ETF, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical VWAP of one share of the ETF on the determination date and the assumptions noted above.

Hypothetical VWAP of One Share of the ETF on the Determination Date (as Percentage of Initial ETF Price)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
175.000%	172.618%
170.000%	167.686%
160.000%	157.822%
150.000%	147.958%
140.000%	138.094%
130.000%	128.230%
101.380%	100.000%
101.250%	100.000%
101.000%	100.000%
100.050%	100.000%
100.000%	100.000%
99.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the VWAP of one share of the ETF on the determination date was determined to be 175.000% of the initial ETF price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 172.618% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would only benefit from any increase in the VWAP of one share of the ETF on the determination date over approximately 101.380% of the initial ETF price.

The cash settlement amounts shown above are entirely hypothetical; they are based on VWAPs of one share of the ETF that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-9.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual VWAP of one share of the ETF on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the VWAP of one share of the ETF and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual VWAP of one share of the ETF on the determination date, as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the ETF stocks, i.e., the stocks comprising the ETF to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the ETF, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The VWAP of One Share of the ETF Will Have to Increase Over the Initial ETF Price In Order for the Cash Settlement Amount to Exceed the $1,000 Face Amount

We will calculate the cash settlement amount for each $1,000 face amount of your notes based on the exchange rate and the VWAP of one share of the ETF on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below. Because the exchange rate is 17.8146, and assuming the exchange rate will not be subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, the VWAP of one share of the ETF on the determination date will have to increase over the initial ETF price in order for the cash settlement amount to exceed the $1,000 face amount (i.e., over approximately 1.38%). As explained under “Specific Terms of Your Notes” below, unless the exchange value on the determination date is greater than $1,000, the cash settlement amount payable on your notes on the stated maturity date for each $1,000 face amount of your notes will be $1,000. There is no assurance that the VWAP of one share of the ETF will increase to that extent on the determination date.

Your Notes Bear Interest at a Low Rate

Your notes bear interest at a rate below the prevailing market rate for our debt securities that are not linked to the ETF. Consequently, unless the value of the amount in cash payable on your notes on each interest payment date and on the stated maturity date sufficiently exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Amount Payable on Your Notes Will Not Be Affected by the VWAP of One Share of the ETF on Any Date Other Than the Determination Date

The exchange value, and therefore the amount payable on your notes, will be based on the VWAP of one share of the ETF on the determination date. Although the VWAP of one share of the ETF on the stated maturity date or at other times during the life of your notes may be higher than the VWAP of one share of the ETF on the determination date, you will not benefit from the VWAP of one share of the ETF at any time other than on the determination date.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the price of the ETF to which your notes are linked;
•
the volatility – i.e., the frequency and magnitude of changes – in the price of the ETF;
•
the dividend rates of the ETF and the ETF stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the ETF stocks, and which may affect the price of the ETF;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the ETF based on its historical performance. The actual price of the ETF over the life of your notes may bear little or no relation to the historical VWAPs of one share of the ETF or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Market Price of the ETF Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the ETF. Changes in the market price of the ETF may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any ETF Stock

Investing in the notes will not make you a holder of any shares of the ETF or any ETF stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the ETF stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the ETF stocks or any other rights of a holder of the ETF or the ETF stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any shares of the ETF or ETF stocks.

Past ETF Performance Is No Guide to Future Performance

The actual performance of the ETF over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical VWAPs of one share of the ETF or to the hypothetical examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the ETF.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive on the Stated Maturity Date

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining: whether and how to make anti-dilution adjustments to the exchange rate and the reference amount; the VWAP of one share of the ETF on any given trading day; the cash settlement amount; the exchange value; the interest payment dates and whether to postpone the determination date (and, if applicable, the stated maturity date). See “Specific Terms of Your Notes— Anti-dilution Adjustments” and “Specific Terms of Your Notes — Special Calculation Provisions” below. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest. We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the exchange rate for splits, reverse splits, stock dividends and cash dividends and distributions, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. In the event that any event other than those described in “Specific Terms of Your Notes — Anti-dilution Adjustments” or “Specific Terms of Your Notes — Discontinuance or Modification of the ETF” occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the exchange rate or any other term. The calculation agent will not be required to make an adjustment for every corporate event that may affect the ETF. Those events or other actions by the ETF or a third party may nevertheless adversely affect the market price of the ETF and, therefore, adversely affect the market value of your notes.

Adjustments to the Exchange Rate May Impair the Value of Your Notes if the ETF Pays Cash Dividends or Distributions that Are Less Than the Applicable Dividend Reference Amount

The amount that you are entitled to receive on the stated maturity date is subject to adjustment if the ETF pays cash dividends and distributions that are higher or lower than the applicable dividend reference amounts, as we describe under “Specific Terms of Your Notes — Anti-dilution Adjustments —Cash Dividends and Distributions” below. In general, we will adjust the exchange rate for your note upward in the event of an increased dividend and downward in the event of a decreased dividend in respect of the applicable dividend period (each of the terms "increased dividend'' and “decreased dividend'' has a special meaning as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Cash Dividends and Distributions”).

If the ETF issuer pays a cash dividend or distribution that is less than the applicable dividend reference amount for that dividend period, the calculation agent may adjust the exchange rate downward. If a decreased dividend or distribution occurs and the calculation agent adjusts the exchange rate downward, the amount of cash you receive at maturity will be reduced and the market value of your note may be negatively affected. Whether the exchange rate will be adjusted for any particular dividend or distribution and whether the adjustment will be upward or downward will depend on the dividend reference amount for that dividend period and the dividend the ETF actually pays for that dividend period. It is impossible to predict whether the ETF will pay dividends or distributions that are higher or lower than the applicable dividend reference amount for any dividend period or whether the ETF will continue to pay dividends at all. Thus, unless the ETF pays cash dividends or distributions that are equal to or higher than the applicable dividend reference amounts, it is possible that the exchange rate for your note will be adjusted downward in respect of some or all of the relevant dividend periods and, therefore, that the amount you receive at maturity will be reduced and the market value of your note will be negatively affected. Whether the ETF will pay dividends or distributions and, if so, the amounts of such dividends or distributions, is in its sole discretion and beyond our control.

You will not receive any dividends or distributions that may be paid on the ETF. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the ETF or Any ETF Stock” above for additional information. A dividend payment could result in both a decline in the market value of the ETF (and, thus, of your note) and a downward adjustment of the exchange rate if the dividend payment is less than the applicable dividend reference amount. Any downward adjustment of the exchange rate will further reduce the market value of your note and thus the amount you receive at maturity. Even if a dividend payment or distribution that results in a decline in the market value of the ETF (and, thus, of your note) also results in an upward adjustment of the exchange rate, there is no assurance that any adjustment of the exchange rate that may be made will compensate you for any resulting decline in market value. In addition, any upward adjustment of the exchange rate resulting from increased dividends or distributions may be more than offset by downward adjustments of the exchange rate resulting from decreased dividends during other dividend periods. Whether or not the exchange rate for your note will be adjusted in respect of a cash dividend or distribution and the timing of such adjustment will be determined by the calculation agent in its sole discretion. The calculation agent will not adjust the exchange rate for any decreased or increased dividends or distributions that occur after the determination date. Thus, the exchange rate for your note will not be adjusted even if the ETF pays an increased dividend after that date. In addition, the adjustments described above will not apply to any dividends or distributions that are not paid in cash.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to the ETF or that day is not a trading day, the determination date will be postponed to the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Determination Date” below.

As a result of any of the foregoing, the stated maturity date for your notes may also be postponed as described under “Specific Terms of Your Notes —Stated Maturity Date” below. In such a case, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.

Moreover, if the VWAP of one share of the ETF is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the VWAP of one share of the ETF as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Risks Related to Conflicts of Interest

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the ETF or ETF stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the ETF or the ETF stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other ETF-linked notes whose returns are linked to changes in the price of the ETF or the ETF stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the price of the ETF — directly or indirectly by affecting the price of the ETF or ETF stocks — and therefore the market value of your notes and the amount we will pay on your notes, if any. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the ETF or ETF stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the ETF or ETF stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the ETF or ETF stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the ETF or ETF stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the ETF or ETF stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Investment Advisor of the ETF or the Issuers of the ETF Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the investment advisor of the ETF or the issuers of the ETF stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the ETF or ETF stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the ETF or ETF stocks, securities and instruments similar to or linked to the ETF stock or the currency in which it is denominated, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the ETF or ETF stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs. In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the ETF, ETF stocks or other similar securities, which may adversely impact the market for or value of your notes.

Additional Risks Related to the ETF

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the ETF, There Is No Affiliation Between the ETF Investment Advisor and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the ETF, and, at any time, may hold shares of the ETF. Goldman Sachs is not otherwise affiliated with the ETF investment advisor or the ETF stock issuers. We or our affiliates may currently or from time to time in the future engage in business with the ETF investment advisor or the issuers of the ETF stocks. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the ETF or the ETF stock issuers. You, as an investor in your notes, should make your own investigation into the ETF and the ETF stock issuers.

Neither the ETF investment advisor nor any ETF stock issuer are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Neither the ETF investment advisor nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

The Policies of the ETF’s Investment Advisor and the Sponsor of the ETF’s Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value

The ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the ETF investment advisor concerning the calculation of the net asset value of the ETF, additions, deletions or substitutions of securities in the ETF and the manner in which changes affecting its underlying index are reflected in the ETF that could affect the market price of the shares of the ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the ETF investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the ETF, or if the ETF investment advisor discontinues or suspends calculation or publication of the net asset value of the ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the VWAP of one share of the ETF on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the VWAP of one share of the ETF on the determination date and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the ETF” on page S-23 of this prospectus supplement.

In addition, the sponsor of the ETF’s underlying index, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the sponsor of the ETF’s underlying index concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market price of shares of the ETF and, therefore, the amount payable on your notes and their market value.

There Is No Assurance That an Active Trading Market Will Continue for the ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the ETF and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF or that there will be liquidity in the trading market.

In addition, the ETF is subject to management risk, which is the risk that the ETF investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The ETF is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The ETF investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The ETF investment advisor does not attempt to take defensive positions in declining markets. In addition, the ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the ETF's total assets, which could subject the ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the ETF is subject to listing standards adopted by the securities exchange on which the ETF is listed for trading. There can be no assurance that the ETF will continue to meet the applicable listing requirements, or that the ETF will not be delisted.

The ETF and Its Underlying Index Are Different and the Performance of the ETF May Not Correlate With the Performance of Its Underlying Index

The ETF may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the ETF is generally linked to the performance of the underlying index, the performance of the ETF is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the ETF investment advisor.

Imperfect correlation between the ETF’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, which is the divergence of the ETF’s performance from that of the underlying index.

In addition, the performance of the ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the ETF. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the ETF and its underlying index. Finally, because the shares of the ETF are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the ETF may differ from the net asset value per share of the ETF.

For all of the foregoing reasons, the performance of the ETF may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the ETF or in its underlying index or in the ETF stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked to an ETF that holds stocks traded in the equity markets of an emerging market country. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the ETF is not traded, the value of the securities underlying the ETF may change on days when shareholders will not be able to purchase or sell shares of the ETF. This could result in premiums or discounts to the ETF’s net asset value that may be greater than those experienced by an ETF that does not hold foreign assets.

The value of your notes is linked to the ETF, which holds stocks traded in the equity markets of an emerging markets country. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the ETF investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks held by the ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an ETF with ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an ETF with ETF stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the ETF stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to ETF stocks that are currently included in an ETF or that in the future are included in an ETF, such ETF stocks may be removed from an ETF. If government regulatory action results in the removal of ETF stocks that have (or historically have had) significant weight in an ETF, such removal could have a material and negative effect on the level of such ETF and, therefore, your investment in the notes. Similarly, if ETF stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an ETF, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such ETF stocks from an ETF could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the ETF may not increase even if the non-dollar value of the asset held by the ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

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existing and expected rates of inflation;
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existing and expected interest rate levels;
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the balance of payments among countries;
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the extent of government surpluses or deficits in the relevant foreign country and the United States; and
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other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and price of the ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

Regulators in various countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes. In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations. Any such changes or reforms could also adversely impact your notes.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Your notes are linked to an ETF that holds assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the currencies in which the ETF is denominated or in which the ETF stocks trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the ETF used to calculate the amount payable on your notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Risks Related to Tax

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, if you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes in excess of the interest payments. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

Specific Terms of Your Notes

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series F”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series F medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

Specified currency:

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U.S. dollars (“$”)

Form of note:

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global form only: yes, at DTC
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non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or an integral multiple of $1,000 in excess thereof

Defeasance applies as follows:

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full defeasance: no
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covenant defeasance: no

Other terms:

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the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below
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anti-dilution provisions will apply to your notes; see “— Anti-dilution Adjustments” below
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a business day for your notes may not be the same as a business day for certain of our other Series F medium-term notes, as described under “— Special Calculation Provisions” below
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a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

ETF, ETF Investment Advisor, Underlying Index, Underlying Index Sponsor and ETF Stocks

In this prospectus supplement, when we refer to the ETF, we mean the ETF specified on the front cover page, or any successor ETF, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the ETF” below. When we refer to the ETF investment advisor as of any time, we mean the entity, including any successor investment advisor, that manages the ETF. When we refer to its underlying index, we mean the index underlying the ETF. When we refer to an underlying index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes its underlying index as then in effect. When we refer to the ETF stocks as of any time, we mean the stocks that comprise the ETF as then in effect, after giving effect to any additions, deletions or substitutions.

Interest Payments

On each interest payment date, for each $1,000 face amount of your notes we will pay you interest at a fixed rate of 1.50% per annum. Interest will accrue on the outstanding face amount of your notes and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that the interest payment dates and regular record dates will be those specified in this prospectus supplement.

Interest on the notes will accrue from the original issue date and will be paid semi-annually on the interest payment dates.

If an interest payment date other than the stated maturity date falls on a day that is not a business day, the payment due on such interest payment date will be postponed to the next day that is a business day, provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. Interest periods also are not adjusted for non-business days. If the stated maturity date does not occur on the originally scheduled day (whether because the originally scheduled stated maturity date is not a business day or because of a postponement of the determination date), the interest payment date scheduled to occur on that day will instead occur on the postponed stated maturity date. However, interest shall not accrue from and including such originally scheduled interest payment date to and including the postponed stated maturity date.

Payment of Principal on Stated Maturity Date

On the stated maturity date, in addition to any accrued and unpaid interest, we will pay, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount.

Cash Settlement Amount

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the greater of (i) the exchange value and (ii) $1,000.

Determination Date

The determination date is August 16, 2027, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated Maturity Date

The stated maturity date is August 23, 2027, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day. If the determination date is postponed as described under “— Determination Date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Exchange Value

The exchange value will be an amount equal to the product of the VWAP of one share of the ETF on the determination date times the exchange rate, subject to adjustment as described under “— Anti-dilution Adjustments” below. The exchange rate is the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price. The exchange rate is subject to adjustment, both as to the amount and type of property comprising the exchange rate, as described under “— Anti-dilution Adjustments” below. The threshold price is the product of (i) 1.0138 times (ii) the initial ETF price.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “—Determination Date” above. As a result, the stated maturity date for your notes may also be postponed, as described under “ —Stated Maturity Date” above.

If the VWAP of one share of the ETF that must be used to determine the exchange value or the amount of cash we will deliver on the stated maturity date is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such VWAP based on its assessment, made in its sole discretion, of the market value of the ETF on that day.

Discontinuance or Modification of the ETF

If the ETF is delisted from the exchange on which the ETF has its primary listing and the ETF investment advisor or anyone else publishes a substitute ETF that the calculation agent determines is comparable to the ETF and approves as a successor ETF, or if the calculation agent designates a substitute ETF, then the calculation agent will determine the amount payable on your notes by reference to the substitute ETF. We refer to any substitute ETF approved by the calculation agent as a successor ETF.

If the calculation agent determines on the determination date that the ETF is delisted or withdrawn from the exchange on which the ETF has its primary listing and there is no successor ETF, the calculation agent will determine the applicable VWAP of one share of ETF used to determine the cash settlement amount on your notes by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the ETF.

If the calculation agent determines that the ETF, the ETF stocks or the method of calculating the ETF is changed at any time in any respect — including a material change in the investment objective and any addition, deletion or substitution and any reweighting or rebalancing of the ETF stocks and whether the change is made by the ETF investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor ETF, is due to events affecting one or more of the ETF stocks or their issuers or is due to any other reason (but excluding the events described under “— Anti-dilution Adjustments” below) — then the calculation agent will be permitted (but not required) to make such adjustments in the ETF or the method of its calculation as it believes are appropriate to ensure that the prices of the ETF used to determine the cash settlement amount payable on your notes is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the ETF may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution Adjustments

The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the four subsections beginning with “—Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the ETF or the VWAP of one share of the ETF, In the event that any event other than the events described below or the events described under “Discontinuance or Modification of the ETF” occur, the calculation agent shall determine whether and to what extent an adjustment should be made to the exchange rate or any other term. However, the calculation agent shall have no obligation to make an adjustment for any such event. We describe the risks relating to dilution under

“Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate. No adjustment will be made to the initial ETF price or any other price relevant to your notes. If an event requiring anti-dilution adjustment occurs with regard to the ETF, the calculation agent will make the adjustment by taking the following steps:

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Step One. The calculation agent will adjust the exchange rate. This term refers to the amount of the ETF used to calculate the exchange value on the determination date. If no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required, the exchange rate will be equal to the quotient, rounded to the nearest ten-thousandth, of (i) 1,000 divided by (ii) the threshold price.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first three subsections below — these involve splits, reverse splits, stock dividends and cash dividends and distributions— occurs, then the exchange rate might be, for example, doubled or halved, depending on the event. In the aforementioned example, the amount of the ETF used to calculate the exchange value on the determination date would be doubled or halved, as applicable.

The manner in which the calculation agent adjusts the exchange rate in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the four subsections that follow.

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Step Two. Having adjusted the exchange rate in step one, the calculation agent will determine the exchange value on the determination date by multiplying the VWAP of one share of the ETF stock by the adjusted exchange rate.
•
Step Three. Having determined the exchange value on the determination date in step two, the calculation agent will use such exchange value to calculate the cash settlement amount.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the exchange rate as described above in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. Having adjusted the exchange rate for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the exchange value on the determination date using the exchange rate as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

For any other dilution event described below, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate or the market price that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following four subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the exchange rate — the first step in the adjustment process described above — for the relevant event.

Splits

An ETF split is an increase in the number of an ETF’s outstanding shares which decreases the ETF share price. Each outstanding share will be worth less as a result of an ETF split.

If the ETF stock is subject to a split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate — i.e., the exchange rate before that adjustment — plus the product of (1) the number of additional shares issued in the ETF split with respect to one share of the ETF times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the first day on which the ETF trades without the right to receive the ETF split occurs after the date of this prospectus supplement and on or before the determination date, except as described above.

Reverse Splits

A reverse ETF split is a decrease in the number of an ETF’s outstanding shares which increases the ETF share price. Each outstanding share will be worth more as a result of a reverse ETF split.

If the ETF is subject to a reverse split, then once the reverse stock split becomes effective, the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate times the quotient of (1) the number of shares of the ETF outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the ETF outstanding immediately before the reverse stock split becomes effective. The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the determination date, except as described above.

Stock Dividends

In a stock dividend, an ETF issues additional shares of the fund to all holders of its outstanding shares of its fund in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the ETF is subject to a stock dividend, then once the stock dividend becomes effective the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the ETF times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the determination date, except as described above.

The ex-dividend date for any dividend or other distribution is the first day on which the ETF trades without the right to receive that dividend or other distribution.

Cash Dividends and Distributions

In addition to the anti-dilution adjustments to the exchange rate above, we will also adjust the exchange rate for increased and decreased cash dividends and distributions relative to the applicable dividend reference amount for the applicable dividend period, as described below. A dividend or distribution that is to be paid in cash with respect to the ETF and for which the ex-dividend date occurs during the dividend period will be deemed to be an increased cash dividend or distribution if its per share value exceeds the applicable dividend reference amount for that dividend period, and will be deemed to be a decreased cash dividend or distribution if its per share value falls below the applicable dividend reference amount for that dividend period.

For the avoidance of doubt, a failure of an ex-dividend date to occur in respect of a cash dividend or distribution by the ETF during the dividend period (as determined by the calculation agent in its sole discretion) will be deemed to be a decreased dividend or distribution as of the last day of that dividend period and, for the purpose of adjusting the exchange rate for any dividend period, the closing price of one share of ETF on the trading day immediately preceding the last trading day of such dividend period will be used.

If multiple cash dividends or distributions are made during any dividend period, for the purpose of any adjustment, the dividend reference amount of the second or later of any such payments will be $0.00. In general, we will adjust the exchange rate for your note upward in the event of an increased dividend or distribution and downward in the event of a decreased dividend or distribution, as described below. The exchange rate will not be adjusted, however, unless the related ex-dividend date occurs after the trade date, and on or before the last day of the applicable dividend period, which will not be any later than the determination date.

For the avoidance of doubt, an adjustment to the exchange rate will only be made with respect to any cash dividend or distribution if the ex-dividend date for such cash dividend or distribution occurs during the relevant dividend period regardless of whether such cash dividend or distribution is paid in the related dividend period. If the ETF investment advisor announces or the calculation agent otherwise determines in its sole discretion that there will not be a dividend or distribution payment for any given dividend period, the calculation agent may adjust the exchange rate at such time as is necessary to ensure an equitable result in respect of the relevant dividend period.

The dividend periods and related dividend reference amounts will be as set forth under “Summary Information — Dividend periods and dividend reference amounts” above.

If an increased or decreased dividend or distribution occurs in respect of one of the dividend periods listed in the table under “Summary Information — Dividend periods and dividend reference amounts” above, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of ETF on the trading day immediately before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the increased or decreased dividend or distribution amount. The increased dividend amount equals the per-share amount of the increased dividend or distribution minus the applicable dividend reference amount for that dividend period, and the decreased dividend amount equals the per-share amount of the decreased dividend or distribution minus the applicable dividend reference amount for that dividend period. If the exchange rate is adjusted as described under “— Anti-dilution Adjustments”, the calculation agent will adjust the dividend reference amount to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments. For example, if the ETF is subject to a 1-for-2 reverse split, then the calculation agent will double the dividend reference amount, and if the ETF is subject to a 2-for-1 split then the calculation agent will reduce the dividend reference amount by half. In addition, the calculation agent may adjust the dividend reference amount and/or the frequency or dates of adjustments to the exchange rate in connection with decreased or increased dividends or distributions as it deems necessary to obtain an equitable result, including, but not limited to, as a result of any event or if the ETF investment advisor changes the frequency of dividend or distribution payments or pays dividends or distribution in respect of periods other than those occurring in the dividend periods listed in the table above or in the event that any of the related ex-dividend dates do not occur. For example, if the ETF changes the frequency of declaring dividends or distributions from a semi-annual basis to a quarterly basis in the future, the calculation agent will (1) make any adjustment on a quarterly basis instead of a semi-annual basis for any period in which the dividend frequency is so changed, and (2) divide the semi-annual dividend reference amounts by two to arrive at new dividend reference amount in respect of the quarterly periods.

You will have no right to receive any dividend or distribution that is paid on ETF. Dividend or distribution payments may adversely affect the market value of the ETF, and thus of your note, and there is no assurance that any adjustment of the exchange rate that might be made will compensate you for any decline in value.

The calculation agent will make all determinations with respect to adjustments, including whether an increased or decreased cash dividend or distribution has been paid in respect of any dividend period and, if so, the nature and amount of any exchange rate adjustment that may be made in respect of that dividend or distribution, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder. In addition, the calculation agent may, in its sole discretion, modify these adjustments as necessary to ensure an equitable result.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series F medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series F medium-term notes, holders of specified percentages in principal amount of all Series F medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series F medium-term notes, including your notes, except with respect to certain Series F medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series F medium-term notes or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series F medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the VWAP of one share of the ETF, the cash settlement amount, the exchange value, the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, the determination date, the stated maturity date, the interest payment dates, the regular record dates, the default amount and the amount payable on the stated maturity date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the exchange on which the ETF has its primary listing is open for trading and the price of one share of the ETF is quoted by the exchange on which such ETF has its primary listing.

Closing Price

The closing price for the ETF on any day will equal the closing sale price or last reported sale price, regular way, for the ETF, on a per-share or other unit basis:

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on the principal national securities exchange on which that ETF is listed for trading on that day, or
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if the ETF is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that ETF.

If the ETF is not listed or traded as described above, then the closing price for the ETF on any day will be the average, as determined by the calculation agent, of the bid prices for the ETF obtained from as many dealers in the ETF selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

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the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
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the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

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no quotation of the kind referred to above is obtained, or
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every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•
A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or
•
P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the ETF:

•
a suspension, absence or material limitation of trading in the ETF on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,
•
a suspension, absence or material limitation of trading in option or futures contracts relating to the ETF, in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or
•
the ETF does not trade on what was the primary market for the ETF, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•
a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•
a decision to permanently discontinue trading in option or futures contracts relating to the ETF.

For this purpose, an “absence of trading” in the primary securities market on which shares of the ETF are traded, or on which option or futures contracts, if available, relating to the ETF are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the ETF or in option or futures contracts, if available, relating to the ETF in the primary market for the ETF or those contracts, by reason of:

•
a price change exceeding limits set by that market,
•
an imbalance of orders relating to the shares of the ETF or those contracts, or
•
a disparity in bid and ask quotes relating to the shares of the ETF or those contracts,

will constitute a suspension or material limitation of trading in shares of the ETF or those contracts in that market.

As is the case throughout this prospectus supplement, references to the ETF in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures and other instruments linked to the ETF on or before the trade date. In addition, from time to time, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into in connection with the offered notes and perhaps in connection with other ETF-linked notes we issue, some of which may have returns linked to the ETF or the ETF stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•
expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the ETF or some or all of the ETF stocks,
•
may take or dispose of positions in the securities of the ETF stock issuers themselves,
•
may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and/or
•
may take short positions in the ETF stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the ETF or the ETF stocks. We expect these steps to involve sales of instruments linked to the ETF on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the ETF stocks, or listed or over-the-counter options, futures or other instruments linked to the ETF, some or all of the ETF stocks or indices designed to track the performance of the U.S., European, Asian or other stock exchanges or other components of the U.S., European, Asian or other equity markets or other components of such markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

The ETF

The shares of the iShares® MSCI India ETF (the “ETF”) are issued by iShares® Trust (the “trust”), a registered investment company.

•
The ETF is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the MSCI India Index (the “index”). The index is designed to measure the performance of equity securities of companies whose market capitalization represents the large- and mid-capitalization segments of the Indian securities market.
•
The return on your notes is linked to the performance of the ETF, and not to that of the index on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of its index. The performance of the ETF may significantly diverge from that of its index.
•
The ETF’s investment advisor is BlackRock Fund Advisors.
•
The ETF’s shares trade on Cboe BZX Exchange, Inc. under the ticker symbol “INDA”.
•
The trust’s SEC CIK Number is 0001100663.
•
The ETF’s inception date was February 2, 2012.

Where Information About the ETF Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the ETF (including its fees, the top ten holdings and weights and sector weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this prospectus supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the ETF From the Trust’s Publicly Available Information

This prospectus supplement relates only to your note and does not relate to the ETF. We have derived all information about the ETF in this prospectus supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the ETF in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the ETF — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the ETF could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the ETF.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the ETF. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical VWAP of One Share of the ETF

The VWAPs of one share of the ETF have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the ETF has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the VWAPs of one share of the ETF during any period shown below is not an indication that the ETF is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical VWAPs of one share of the ETF as an indication of the future performance of the ETF, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the VWAP of one share of the ETF will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the ETF. Before investing in the notes, you should consult publicly available information to determine the VWAPs of one share of the ETF between the date of this prospectus supplement and the date of your purchase of the notes and, given the recent volatility described above, you should pay particular attention to recent VWAPs of one share of the ETF. The actual performance of the ETF over the life of the offered notes, as well as the amount payable on the stated maturity date, may bear little relation to the historical VWAPs of one share of the ETF shown below.

The graph below shows the daily historical VWAPs of one share of the ETF from January 1, 2019 through August 14, 2024. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the price of most equity ETFs. We obtained the VWAPs in the graph below from Bloomberg Financial Services, without independent verification.

Historical VWAP of the iShares® MSCI India ETF

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a regulated investment company;
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a life insurance company;
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a tax-exempt organization;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns the notes as a hedge or that is hedged against interest rate risks;
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a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
●
an estate whose income is subject to U.S. federal income tax regardless of its source; or
●
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes in excess of the interest payments.

We have determined that the comparable yield for the notes is equal to 4.57% per annum, compounded semi-annually. We have determined that the projected payment schedule consists of the semi-annual interest payments and a projected payment at maturity (excluding the final semi-annual interest payment) of $1,212.27 based on an investment of $1,100 per $1,000 principal amount of notes.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
August 21, 2024 through December 31, 2024	$18.02	$18.02
January 1, 2025 through December 31, 2025	$51.26	$69.28
January 1, 2026 through December 31, 2026	$52.93	$122.21
January 1, 2027 through August 23, 2027	$35.14	$157.35

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes, decreased by the amount of any noncontingent payments made with respect to the notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), decreased by the amount of any noncontingent payment made to you with respect to your notes and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
●
an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of interest payments and amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETF during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any interest payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions include: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90‑1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and neither The Goldman Sachs Group, Inc. nor any of its affiliates has provided investment advice in connection with such person’s acquisition, disposition or holding of the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

Supplemental Plan of Distribution

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on August 21, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive (EU) 2016/97 where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Regulation (EU) 2017/1129; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the "UK PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA;

(iii) or not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp. or The Goldman Sachs Group, Inc.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, along with the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus supplement, prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus and prospectus supplement may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus and prospectus supplement or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

Conflicts of Interest

GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$2,000,000 GS Finance Corp. Fixed Rate iShares® MSCI India ETF Performance-Linked Notes due 2027 guaranteed by The Goldman Sachs Group, Inc. ____________ ____________ Goldman Sachs & Co. LLC
TABLE OF CONTENTS
	Pages
Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-21
Use of Proceeds	S-30
Hedging	S-30
The ETF	S-31
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-33
Employee Retirement Security Act	S-36
Supplemental Plan of Distribution	S-37
Conflicts of Interest	S-39
Validity of the Notes and Guarantee	S-40

Prospectus Supplement dated February 13, 2023
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-11
United States Taxation	S-14
Employee Retirement Income Security Act	S-15
Supplemental Plan of Distribution	S-16
Validity of the Notes and Guarantees	S-18
Prospectus dated February 13, 2023
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	70
Description of Units We May Offer	88
GS Finance Corp.	93
Legal Ownership and Book-Entry Issuance	95
Considerations Relating to Indexed Securities	104
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	104
United States Taxation	107
Plan of Distribution	125
Conflicts of Interest	127
Employee Retirement Income Security Act	128
Validity of the Securities and Guarantees	129
Independent Registered Public Accounting Firm	130
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	130